EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

SBT BANCORP, INC.

The undersigned incorporator hereby forms a corporation (the “Corporation”) under the Connecticut Business Corporation Act, as amended from time to time (the “Act”).

FIRST: The name of the Corporation is:

SBT Bancorp, Inc.

SECOND: The number of shares of capital stock of the Corporation hereby authorized is two million (2,000,000) shares, no par value, which stock shall all be common stock.

THIRD: The nature of the business to be transacted, and the purposes to be promoted or carried out by the Corporation, are to engage in any lawful act or activity for which corporations may be formed under the Act. The Corporation shall have all powers granted by law and all powers granted in the Act, as the same may be amended from time to time.

FOURTH: The personal liability of any director to the Corporation or its shareholders for monetary damages for breach of duty as a director is hereby limited to the amount of the compensation received by the director for serving the Corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate, as defined in subdivision (2) of Section 33-840 of the Act, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Corporation, or (e) create liability under Section 33-757 of the Act. Any lawful repeal or modification of this provision shall not adversely affect any right or protection of a director existing at or prior to the time of such repeal or modification.

FIFTH:

1.  The Corporation shall, to the fullest extent permitted by the Act, indemnify its directors and officers for liability (including any obligation to pay a judgment, settlement, penalty, fine or excise tax, or reasonable expenses incurred with respect to any proceeding) to any person for any action taken, or any failure to take any action, as a director or officer, except liability that (a) involved a knowing and culpable violation of law by the director or officer, (b) enabled the director or officer or an associate, as defined in subdivision (2) of Section 33-840 of the Act, to receive an improper personal economic gain, (c) showed a lack of good faith and a conscious disregard for the duty of the director or officer to the Corporation under circumstances in which the director or officer was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s or officer’s duty to the Corporation, or (e) created liability under Section 33-757 of the Act. For purposes of this Article FIFTH, a “proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal. Any lawful repeal or modification of this provision shall not adversely affect any right or protection of a director or officer existing at or prior to the time of such repeal or modification. The indemnification provided for herein shall not be deemed exclusive of any other rights to indemnification, whether under the Bylaws or any agreement, by vote of shareholders or disinterested directors or otherwise.

2. The indemnification rights provided in this Article shall inure to the benefit of the heirs, executors and administrators of the director or officer.

3. Expenses incurred by a director or officer in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that such director or officer is not entitled to be indemnified by the Corporation as authorized by the Act.

4. For purposes of Articles FOURTH and FIFTH, references to directors and officers shall include former directors and officers.

SIXTH:

1.  The number of directors shall consist of not less than three (3) directors. The number of positions on the board of directors shall be the number fixed by resolution of the shareholders or board of directors, or, in the absence of such resolution, shall be the number of directors elected at the preceding annual meeting of shareholders. The number of positions on the board of directors for any year, as fixed in accordance with the foregoing may be increased or decreased at any time as provided by law.

2. The Board of Directors shall be divided into three classes in respect of term of office, designated as Class I, Class II and Class III, with each class containing as near may be one-third (1/3) of the whole number of the Board. Of the first Board of Directors, the members of Class I shall serve until the first Annual Meeting of Shareholders held after their election, the members of Class II shall serve until the second Annual Meeting of Shareholders held after their election, and the members of Class III shall serve until the third Annual Meeting of Shareholders held after their election; provided, however, that in each case directors shall continue to serve until their successors shall be elected and qualified, or until their earlier resignation, removal from office, death or incapacity. At each Annual Meeting of the Shareholders following election of the first Board of Directors, one class of directors shall be elected to serve until the Annual Meeting of Shareholders held three years next following and until their successors shall be elected and shall qualify.

SEVENTH: The street address of the Corporation’s initial registered office and the name of its initial registered agent at such address is:

c/o The Simsbury Bank & Trust Company
981 Hopmeadow Street
P.O. Box 248
Simsbury, CT 06070

The residence address of the initial registered agent is:

Martin J. Geitz
318 Strickland Street
Glastonbury, CT 06033

The initial registered agent hereby accepts appointment:

/s/ Martin J. Geitz
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Martin J. Geitz

Dated this 15th day of February, 2006.

/s/ Robert M. Taylor
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Robert M. Taylor, III, Esq.
Incorporator
Day, Berry & Howard LLP
CityPlace I
Hartford, CT 06103